SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

November 11, 2016

Date of Report (date of earliest event reported)

INTEVAC, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-26946	94-3125814
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3560 Bassett Street

Santa Clara, CA 95054

(Address of principal executive offices)

(408) 986-9888

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Approval of Change in Control Agreement

On November 11, 2016, the Compensation Committee of the Board of Directors of Intevac, Inc. (“Intevac” or the “Company”) approved a form of Change in Control Agreement for use with certain officers of the Company, which may include named executive officers. The following summary is qualified in its entirety by reference to the full text of the Change in Control Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference.

Severance Benefits. If a Change of Control (as such term is defined in the Agreement) of the Company occurs and the Company terminates the Executive’s employment for a reason other than Cause (as such term is defined in the Agreement) within 12 months thereafter or if the Executive resigns for Good Reason (as such term is defined in the Agreement) within 12 months thereafter, the Executive will receive as severance from the Company: (i) an amount equal to twelve months of the Executive’s base salary in effect on the date of the Executive’s termination, payable at the Company’s discretion either in a lump sum or in regular payments at equal intervals over a period of time not to exceed twelve (12) months from the date of such termination, and (ii) all stock options held by the Executive shall have their vesting accelerated such that they are fully vested and exercisable as of the date of the Change of Control Termination. The receipt of severance under the Agreement is contingent upon the Executive signing and allowing to become effective a general release of claims in favor of the Company.

Excise Tax. In the event that the severance payments and other benefits payable to the Executive constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then the Executive’s severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by the Executive on an after-tax basis of the greatest amount of benefits.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1.	Form of Change in Control Agreement

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEVAC, INC.

Date: November 15, 2016	By:	/s/ JAMES MONIZ
James Moniz
Executive Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Change in Control Agreement